                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 13)



                        First Empire State Corporation
- --------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $5.00 per share
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   320076102
                     ------------------------------------
                                 (CUSIP Number)

                             Howard N. Cayne, Esq.
                                Arnold & Porter
                            555 Twelfth Street, N.W.
                          Washington, D.C.  20004-1202
                                 (202) 942-5656
- --------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                 March 29, 1996
                     ------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.))

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- -----------------------                                  ---------------------
  CUSIP NO. 320076102                   13D                PAGE 2 OF 17 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert G. Wilmers
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      PF, BK, OO


- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e) [_]


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      U.S.

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            666,664

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             666,664

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      666,664

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
 12
      [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 13
      9.6%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 14
      IN

- ------------------------------------------------------------------------------

- -----------------------                                  ---------------------
  CUSIP NO. 320076102                   13D                PAGE 3 OF 17 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      West Ferry Foundation
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
     OO


- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e) [_]


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            9,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             9,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      9,000

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
 12
      [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 13
      .1%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 14
      OO

- ------------------------------------------------------------------------------

- -----------------------                                  ---------------------
  CUSIP NO. 320076102                   13D                PAGE 4 OF 17 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      REM Foundation
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC


- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e) [_]


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Liechtenstein

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            451,320

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             451,320

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      451,320

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
 12
      [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 13
      6.6%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 14
      OO

- ------------------------------------------------------------------------------

- -----------------------                                  ---------------------
  CUSIP NO. 320076102                   13D                PAGE 5 OF 17 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Hofin Anstalt
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC


- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e) [_]


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Liechtenstein

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            354,400

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             354,400

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      354,400

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
 12
      [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 13
      5.2%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 14
      CO

- ------------------------------------------------------------------------------

- -----------------------                                  ---------------------
  CUSIP NO. 320076102                   13D                PAGE 6 OF 17 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Argali Limited
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO


- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e) [_]


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            30,200

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             30,200

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      30,200

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
 12
      [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 13
      .4%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 14
      CO
- ------------------------------------------------------------------------------

- -----------------------                                  ---------------------
  CUSIP NO. 320076102                   13D                PAGE 7 OF 17 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bikala Holdings Ltd.
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC


- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e) [_]


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Gibraltar

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      0

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
 12
      [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 13
      0

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 14
      CO
- ------------------------------------------------------------------------------

- -----------------------                                  ---------------------
  CUSIP NO. 320076102                   13D                PAGE 8 OF 17 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Alauda Investments Ltd.
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC


- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e) [_]


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Gibraltar

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            330,400

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             330,400

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      330,400

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
 12
      [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 13
      4.8%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 14

      CO
- ------------------------------------------------------------------------------

- -----------------------                                  ---------------------
  CUSIP NO. 320076102                   13D                PAGE 9 OF 17 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Grantor Retained Annuity Trust No. 2
      13-7015555
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO

- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e) [_]


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            22,418

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             22,418

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      22,418

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
 12
      [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 13
      .3%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 14

      OO
- ------------------------------------------------------------------------------

- -----------------------                                  ---------------------
  CUSIP NO. 320076102                   13D               PAGE 10 OF 17 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Grantor Retained Annuity Trust No. 3
      13-7015556
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO

- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e) [_]


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            28,489

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             28,489

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      28,489

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
 12
      [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 13
      .4%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 14

      OO
- ------------------------------------------------------------------------------

- -----------------------                                  ---------------------
  CUSIP NO. 320076102                   13D               PAGE 11 OF 17 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Grantor Retained Annuity Trust No. 4
      13-7015557
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO

- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e) [_]


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            32,099

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             32,099

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      32,099

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
 12
      [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 13
      .5%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 14

      OO
- ------------------------------------------------------------------------------

- -----------------------                                  ---------------------
  CUSIP NO. 320076102                   13D               PAGE 12 OF 17 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Grantor Retained Annuity Trust No. 5
      13-7015558
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO

- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e) [_]


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            34,476

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             34,476

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      34,476

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
 12
      [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 13
      .5%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 14

      OO
- ------------------------------------------------------------------------------

- -----------------------                                  ---------------------
  CUSIP NO. 320076102                   13D               PAGE 13 OF 17 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Grantor Retained Annuity Trust No. 6
      13-7015559
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO

- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e) [_]


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            36,151

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             36,151

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      36,151

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
 12
      [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 13
      .5%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 14

      OO
- ------------------------------------------------------------------------------

- -----------------------                                  ---------------------
  CUSIP NO. 320076102                   13D               PAGE 14 OF 17 PAGES
- -----------------------                                  ---------------------

                       AMENDMENT NO. 13 TO SCHEDULE 13D
                       --------------------------------

       The Schedule 13D, dated May 8, 1980, as amended, of Robert G. Wilmers, West Ferry Foundation, REM Foundation, Hofin Anstalt, Argali Limited, Bikala Holdings Ltd., Alauda Investments Ltd., Grantor Retained Annuity Trust No. 2, Grantor Retained Annuity Trust No. 3, Grantor Retained Annuity Trust No. 4, Grantor Retained Annuity Trust No. 5, and Grantor Retained Annuity Trust No. 6 (collectively, the "Reporting Persons") is hereby amended as set forth below.

       Capitalized terms used herein without definition have the meanings set forth in Amendment No. 12 to this Schedule 13D.


Item 4.   Purpose of Transaction
          ----------------------

       Item 4 is amended as follows:

       On February 27, 1996, the Secretary of the Board of Governors of the Federal Reserve System, acting pursuant to authority delegated by the Board, notified Mr. Wilmers of his determination not to disapprove Mr. Wilmers' Notice of Change in Bank Control, subject to the commitments contained therein.

Item 5.   Interest in Securities of the Issuer
          ------------------------------------

       Item 5 is amended as follows:

       (a) - (b) The aggregate number and percentage of outstanding Shares beneficially owned by each Reporting Person are set forth below. Unless otherwise indicated, each Reporting Person has sole voting and dispositive power with respect to the Shares listed opposite his name.

                                                      Percentage of Outstanding
Reporting Person              Number of Shares Owned  Shares Owned/(1)/
- ----------------              ----------------------  -----------------------
Robert G. Wilmers                   666,664/(2)/                 9.6%

West Ferry Foundation                  9,000                      .1

REM Foundation                        451,320                     6.6

Hofin Anstalt                       354,400/(3)/                  5.2

Bikala Holdings Ltd.                     0                         0

Alauda Investments Ltd.               330,400                     4.8

Argali Limited                         30,200                      .4

Trust No. 2                            22,418                      .3

Trust No. 3                            28,489                      .4

Trust No. 4                            32,099                      .5

Trust No. 5                            34,476                      .5

Trust No. 6                            36,151                      .5

Reporting Persons as a Group         1,502,584                    21.7%

- -----------------------                                  ---------------------
  CUSIP NO. 320076102                   13D               PAGE 15 OF 17 PAGES
- -----------------------                                  ---------------------

________________

/(1)/ Based upon 6,844,923 Shares outstanding as of the close of business on March 29, 1996. In calculating the beneficial ownership percentage for Mr. Wilmers and the aggregate percentage for all of the Reporting Persons, Shares subject to options held by Mr. Wilmers which are currently exercisable or exercisable within 60 days from the date hereof are added to the total Shares outstanding.

/(2)/ Includes the Shares owned by the West Ferry Foundation, a charitable trust formed by Mr. Wilmers, of which Mr. Wilmers, as trustee, holds sole voting and dispositive power and 153,633 Shares held by the Trusts. Also includes (i) 90,000 Shares subject to stock options which are currently exercisable or exercisable within 60 days of the date hereof, (ii) 3,179 Shares allocated under First Empire's Retirement Savings Plan, and (iii) 3,555 Shares held by a close relative or the estate of a close relative as to which beneficial ownership is disclaimed. Excludes 50,000 Shares subject to stock options which will become exercisable over the course of the following 3 years.

/(3)/ Since Hofin Anstalt is the sole stockholder of Alauda Investments Ltd. and Bikala Holdings Ltd., its beneficial ownership includes Shares held by such entities.

       Since the filing of Amendment No. 12 to this Schedule 13D, the percentage of Shares beneficially owned by the Reporting Persons have changed primarily as a result of (i) the repurchase of Shares by First Empire and (ii) the issuance of 506,930 Shares by First Empire on March 29, 1996 upon conversion of First Empire's 9% Convertible Preferred Stock by the holder thereof.


Item 7.   Material to be Filed as Exhibits
          --------------------------------

       None.



                            JOINT FILING AGREEMENT

       By signing this Amendment No. 13, each Reporting Person acknowledges and agrees that the Schedule 13D, as amended hereby, is filed on such Reporting Person's behalf and agrees to such joint filing in accordance with Rule 13d-1(f) of the Securities and Exchange Commission.

- -----------------------                                  ---------------------
  CUSIP NO. 320076102                   13D               PAGE 16 OF 17 PAGES
- -----------------------                                  ---------------------

                                  SIGNATURES


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


             April 2, 1996             /s/ Robert G. Wilmers
          -------------------          ------------------------------------
                (Date)                 Robert G. Wilmers


             April 2, 1996             REM FOUNDATION
          -------------------
                (Date)

                                       By:/s/ Rene Merkt
                                       ------------------------------------
                                          Rene Merkt, Director


             April 2, 1996             WEST FERRY FOUNDATION
          -------------------
                (Date)
                                       By:/s/ Robert G. Wilmers
                                       ------------------------------------
                                          Robert G. Wilmers, Trustee


             April 2, 1996             HOFIN ANSTALT
          -------------------
                (Date)
                                       By:/s/ Jorge Pereira
                                       ------------------------------------
                                          Jorge Pereira, President


             April 2, 1996             ALAUDA INVESTMENTS LTD.
          -------------------
                (Date)
                                       By:/s/ Jorge Pereira
                                       ------------------------------------
                                          Jorge Pereira


             April 2, 1996             BIKALA HOLDINGS LTD.
          -------------------
                (Date)
                                       By:/s/ Jorge Pereira
                                       ------------------------------------
                                          Jorge Pereira, Director


             April 2, 1996             ARGALI LIMITED
          -------------------
                (Date)
                                       By:/s/ Chiquita G.M. Harding
                                       ------------------------------------
                                          Chiquita G.M. Harding, President

- -----------------------                                  ---------------------
  CUSIP NO. 320076102                   13D               PAGE 17 OF 17 PAGES
- -----------------------                                  ---------------------


             April 2, 1996             GRANTOR RETAINED ANNUITY TRUST NO. 2
          -------------------
                (Date)
                                       By:/s/ Robert G. Wilmers
                                       ------------------------------------
                                          Robert G. Wilmers, Trustee


                                       By:/s/ Ira H. Jolles
                                          ---------------------------------
                                          Ira H. Jolles, Trustee


             April 2, 1996             GRANTOR RETAINED ANNUITY TRUST NO. 3
          -------------------
                (Date)
                                       By:/s/ Robert G. Wilmers
                                       ------------------------------------
                                          Robert G. Wilmers, Trustee


                                       By:/s/ Ira H. Jolles
                                       ------------------------------------
                                          Ira H. Jolles, Trustee


             April 2, 1996             GRANTOR RETAINED ANNUITY TRUST NO. 4
          -------------------
                (Date)
                                       By:/s/ Robert G. Wilmers
                                       ------------------------------------
                                          Robert G. Wilmers, Trustee


                                       By:/s/ Ira H. Jolles
                                       ------------------------------------
                                          Ira H. Jolles, Trustee


             April 2, 1996             GRANTOR RETAINED ANNUITY TRUST NO. 5
          -------------------
                (Date)
                                       By:/s/ Robert G. Wilmers
                                       ------------------------------------
                                          Robert G. Wilmers, Trustee


                                       By:/s/ Ira H. Jolles
                                       ------------------------------------
                                          Ira H. Jolles, Trustee


             April 2, 1996             GRANTOR RETAINED ANNUITY TRUST NO. 6
          -------------------
                (Date)
                                       By:/s/ Robert G. Wilmers
                                       ------------------------------------
                                          Robert G. Wilmers, Trustee


                                       By:/s/ Ira H. Jolles
                                       ------------------------------------
                                          Ira H. Jolles, Trustee